Exhibit 10.1

DATE:	November 28, 2022

TO:	Steve Henry
SVP, Packaging (Current Title)

CC:	Rick McAtee, SVP Human Resources
Josée Turgeon, VP, Total Rewards and HR Shared Services

FROM:	John D. Williams
President and Chief Executive Officer

SUBJECT:

Promotion to Domtar EVP & COO and Total Compensation Package

Dear Steve,

As the next step in our succession planning related to my retirement, we are promoting you to the position of Domtar EVP & COO, effective November 28, 2022. In this role, you will be responsible for maintaining and driving operational results within the Domtar organization, as well as owning the 2023 budget and its achievement. As you lead the line functions of the business, you are responsible for spurring company growth and sales, maintaining key operational procedures, creating new processes and ensuring our day-to-day operational excellence and efficiency. I will continue to lead the staff roles until my retirement, which is scheduled to occur June 30, 2023.

We are excited for you and the Company. We are certain that your knowledge and leadership style will benefit us all during this period and will best ensure the continuity and long-term success of the Company’s business operations. We believe that your personal involvement and strong motivation for success will help ensure that we continue to deliver business results that maximize the long-term value of the organization.

In recognition of your promotion to EVP & COO, and consistent with our compensation philosophy, I am pleased to provide you with the following total compensation adjustments effective November 28, 2022:

1.	Base Salary: Your base salary will be $500,000.

2.	Annual Incentive Plan: Your target percentage under the annual incentive plan will be 65% of your new base salary.

3.	Long-term Incentive Plan: Your target annual grant under the LTI program will be 85% of your new base salary.

4.

Post-Closing Retention Bonus Opportunity: You will continue to participate in the Project Hibiscus post-closing retention bonus program. As a result of this proposed increase in salary, your retention bonus payment opportunities will increase accordingly so long as you continue to meet all terms your Retention Bonus Letter Agreement.

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5.

Participation in a Loan and Compensation Clawback Agreement: Upon your promotion, you are eligible to receive a $1,000,000 loan, which would be forgiven and released after 10 years. The specific terms and conditions of the loan are set forth in the attached agreement.

6.

Other working conditions: All other provisions of your current compensation package as set forth in your Management Committee appointment letter dated March 1, 2021 and the Amendment dated April 1, 2021 will remain in force (health & welfare benefits, vacation, etc.).

Total Target Compensation Package Summary	EVP & COO Role
Base Salary	$500,000
Target Bonus %	65%
Target Bonus $	$325,000
Total Target Cash Compensation	$825,000
LTI%	85%
LTI $	$425,000
Total Target Compensation	$1,250,000
Retention Bonus (50% of base)	$250,000
Total Target Package Value	$1,500,000
Plus Forgivable Loan	$1,000,000

The compensation, short term incentive, long term incentive, and bonus described in this memo will be provided under the Company’s employee benefits plans, compensation plans, programs, guidelines, and policies, and will be subject in all cases (including in the case of any conflict) to the governing terms and conditions of such plans, programs, guidelines and policies. Please note that the Company may modify any such plans, policies, programs, guidelines and procedures from time to time without prior notice.

Steve, in anticipation, thank you for your tireless effort and hard work. It is and will continue to be greatly appreciated. Should you have any questions with regard to any of the items indicated above, please contact Rick, Josée or me.

Sincerely,

Domtar Corporation (for itself and its subsidiaries and affiliates)

(s) John D. Williams
John D. Williams
President and Chief Executive Officer

Accepted:

(s) Steve Henry	November 28, 2022
Steve Henry	Date

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